Exhibit 4.2

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of October 6, 2017 (the “Effective Date”), is entered into by and among CB Escrow Corp., an Ohio corporation (“Escrow Issuer”), Regions Bank, an Alabama banking corporation, as trustee under the Indenture (as defined below) (“Trustee”), and Regions Bank, an Alabama banking corporation, as escrow agent (“Escrow Agent” and, together with Escrow Issuer and Trustee, the “Parties”).

RECITALS

A. This Agreement is being entered into in connection with (i) the Agreement and Plan of Merger, dated as of July 9, 2017 (together with the schedules and exhibits thereto, and as amended, supplemented or otherwise modified from time to time, the “HCOM Merger Agreement”), by and among Cincinnati Bell Inc. (the “Company”), Hawaiian Telcom Holdco, Inc. (“HCOM”) and Twin Acquisition Corp., pursuant to which the Company will acquire all of the outstanding shares of HCOM (the “HCOM Acquisition”), (ii) the Purchase Agreement, dated as of September 22, 2017 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and between Escrow Issuer and Morgan Stanley & Co. LLC, as sole representative of the several purchasers named in Schedule I thereto (collectively, the “Initial Purchasers”), and (iii) the Indenture, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Indenture”), between Escrow Issuer and Trustee, governing Escrow Issuer’s $350,000,000 aggregate principal amount of 8.000% Senior Notes due 2025 (the “Notes”).

B. Escrow Issuer desires to appoint Escrow Agent to receive and hold certain funds as collateral pursuant to the Purchase Agreement.

C. Escrow Agent has agreed to accept, hold, and disburse, as applicable, the funds deposited with Escrow Agent and the earnings on such funds, if any, in accordance with the terms of this Agreement.

AGREEMENT

The Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. Capitalized terms used but not defined herein shall have the respective meanings specified in the Indenture.

2. APPOINTMENT OF ESCROW AGENT. Escrow Issuer hereby appoints Escrow Agent as escrow agent for the purposes described in this Agreement, and Escrow Agent does hereby accept the appointment as escrow agent and agrees to act in accordance with the terms and conditions described in this Agreement.

3. ESCROW PROCEEDS.

(a) On the date hereof (the “Closing Date”), pursuant to Section 4.20 of the Indenture, (i) the Initial Purchasers will deposit an amount in cash equal to $350,000,000 (the “Proceeds”), representing the gross proceeds of the offering of the Notes sold on the Issue Date, into the Escrow Deposit Account (as defined below) and (ii) Escrow Issuer will deposit (or cause to be deposited) into the Escrow

Deposit Account an amount in cash not less than $28,233,333.33 (the “Initial Interest Deposit”), representing an additional amount of cash, which together with the amount of the Proceeds, will be sufficient to fund in full the Special Mandatory Redemption (as defined below) of the Notes and to pay all interest that would accrue on the Notes to, but not including, October 9, 2018 (the “Initial Outside Date”), assuming such date was the Special Mandatory Redemption Date (as defined below). Escrow Agent shall acknowledge receipt of the Proceeds and the Initial Interest Deposit, promptly and as soon as reasonably practicable on the Closing Date, after the Notes have been issued.

(b) In the event the HCOM Acquisition has not occurred on or before the Initial Outside Date and the End Date (as defined in the HCOM Merger Agreement) has been automatically extended to January 9, 2019 pursuant to the HCOM Merger Agreement, and unless Escrow Issuer has directed Escrow Agent to release the Escrow Proceeds (as defined below) in accordance with Section 5 of this Agreement, on the date that is two (2) business days prior to the ninth (9th) day of each month beginning on the Initial Outside Date and ending on December 9, 2018, and with notice to Trustee and Escrow Agent, Escrow Issuer will deposit (or cause to be deposited) cash (any such amounts, “Additional Amounts”) into the Escrow Deposit Account equal to thirty (30) days of interest that would accrue on the Notes, in each case, as calculated by Escrow Issuer in accordance with the Indenture. The most recent ninth (9th) day of each month after the Initial Outside Date for which Additional Amounts are deposited in accordance with this Section 3(b) is referred to herein as an “Extended Outside Date.” The Additional Amounts shall be determined solely by Escrow Issuer acting in good faith and Escrow Agent shall not be responsible for calculating the amounts required to be deposited as Additional Amounts. If, on the Escrow Termination Notice Date (as defined below), the Escrow Proceeds are insufficient to pay the Special Mandatory Redemption Amount (as defined below) on the Special Mandatory Redemption Date and accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date, Escrow Issuer shall deposit or cause to be deposited into the Escrow Deposit Account, on the business day prior to the Special Mandatory Redemption Date, an amount in cash that will cause the amount in the Escrow Account to be sufficient to pay the Special Mandatory Redemption Amount and accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date.

(c) The deposits made pursuant to subsections (a) and (b) above, the Escrow Deposit Account and the Escrow Securities Account (each as defined below) and all funds or securities now or hereafter credited to or deposited in the Escrow Account, all investments of any of the foregoing, plus all interest, dividends and other distributions and payments on any of the foregoing received or receivable in respect of any of the foregoing, together with all proceeds of any of the foregoing, are collectively referred to herein as the “Escrow Proceeds.”

(d) (i) Subject to and in accordance with the provisions hereof, Escrow Agent agrees to hold (x) that portion of the Escrow Proceeds consisting of securities and investment property in a trust account which is a “securities account” (as defined in Section 8-501(a) of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “New York UCC”)) (the “Escrow Securities Account”), and (y) that portion of the Escrow Proceeds consisting of cash in an account which is a “deposit account” (as defined in Section 9-102(a)(29) of the New York UCC) (the “Escrow Deposit Account” and, together with the Escrow Securities Account and any successor account(s) or subaccount(s), the “Escrow Account”) established with Escrow Agent. The Escrow

Account shall be maintained with Escrow Agent and shall be in the name of Regions Bank as Escrow Agent; and wire instructions for the initial deposit of the Proceeds and the Initial Interest Deposit and any subsequent deposit of funds hereunder are as follows:

Institution: [    ]

ABA#: [    ]

DDA #: [    ]

Account Name: [    ]

Originator to Beneficiary Information: [    ]

Call Back Contact:

[    ]

[    ]

[    ]

[    ]

[    ]

[    ]

[    ]

Account information for the Escrow Account maintained with Escrow Agent (which information, for the avoidance of doubt, shall not be used for any deposit of funds hereunder) is as follows:

Institution: [    ]

ABA#: [    ]

DDA#: [    ]

Account Name: [    ]

The Parties agree that Escrow Agent is a “securities intermediary” (as defined in Section 8-102(a)(14) of the New York UCC) with respect to the Escrow Securities Account and intend that all securities held in the Escrow Securities Account shall be treated as financial assets. The Parties further agree that Escrow Agent is a “bank” (as defined in Section 9-102(a)(8) of the New York UCC) with respect to the Escrow Deposit Account and that any Escrow Proceeds that consist of cash shall only be held in the Escrow Deposit Account. In no event shall Escrow Agent hold cash in the Escrow Securities Account or deem cash to be a financial asset. Escrow Agent makes no representation or warranties with respect to the creation or enforceability of any security interest in the Escrow Account or the Collateral (as defined below).

The Escrow Account will be established with Escrow Agent as provided above. Escrow Agent shall administer the Escrow Account in accordance with the provisions of this Agreement, including, without limitation, holding in escrow, investing and reinvesting and releasing or distributing the Escrow Proceeds.

(ii) As security for the due and punctual payment of the Special Mandatory Redemption Amount and the prompt and complete payment and performance by Escrow Issuer of the Obligations under the Indenture, Escrow Issuer hereby pledges, assigns and grants to Trustee, for the benefit of the Holders of the Notes, a security interest in all of its right, title and interest in, whether now owned by or owing to, or hereafter acquired by or arising in favor of Escrow Issuer, in the Escrow Account, the other Escrow Proceeds, and all “financial assets” (as defined in Section 8-102(a)(9) of the New York UCC) credited thereto and “investment property” (as defined in Section 9-102(a)(49) of the New York UCC) credited thereto, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any “general intangibles” (as defined in Section 9-102(a)(42) of the New York UCC) at any time evidencing or relating to this Agreement and to any of the foregoing and all

“proceeds” (as defined in Section 9-102(a)(64) of the New York UCC) (collectively, the “Collateral”) of the foregoing. The security interest of Trustee in the Collateral granted pursuant hereto shall at all times be valid, perfected and enforceable as a first priority security interest. Escrow Issuer agrees to take all steps necessary to maintain the security interest created by this Agreement as a perfected first-priority security interest. Without limiting the generality of the foregoing, Escrow Issuer hereby authorizes Trustee to file one or more UCC financing statements (including amendments thereto) in such jurisdictions and filing offices and containing such description of Collateral as may be reasonably necessary in order to perfect the security interest granted herein, and Escrow Issuer agrees to file or to cause to be filed all such UCC financing statements in such jurisdictions and filing offices and containing such description of Collateral as is necessary in order to perfect the security interest granted herein. Escrow Issuer hereby agrees that, except in connection with the transactions contemplated by the Purchase Agreement, prior to the termination of this Agreement, it will not change its legal name, jurisdiction of incorporation or chief executive office without giving Trustee and the Initial Purchasers not less than three (3) business days’ prior written notice thereof.

(iii) Upon the release of any Escrow Proceeds pursuant to Section 5 hereof, the security interests of Trustee for the benefit of the Holders of the Notes in the Collateral shall automatically terminate without any further action and the Escrow Proceeds shall be delivered to the applicable recipient pursuant to Section 5 free and clear of any and all liens, claims or encumbrances of any Person. Upon any such termination, Trustee hereby authorizes Escrow Issuer to take all steps reasonably necessary to terminate any UCC financing statements filed with respect to the Collateral pursuant to this Section 3 that have not been terminated and Trustee shall execute such other documents without recourse, representation or warranty of any kind as Escrow Issuer may reasonably request in writing to evidence or confirm the termination of such security interest.

4. INVESTMENT AND MAINTENANCE OF ESCROW PROCEEDS.

(a) Escrow Agent hereby agrees that prior to release from the Escrow Account all Escrow Proceeds shall either be held as Dollars (which shall be deposited in a non-interest-bearing Escrow Deposit Account at Escrow Agent) or invested in Eligible Escrow Investments (as defined on Exhibit D hereto) specified in writing (which may be in the form of an email) to Escrow Agent by an authorized representative of Escrow Issuer identified on Exhibit C hereto (each, an “Authorized Person”), credited to the Escrow Securities Account. The Eligible Escrow Investments shall be liquidated in accordance with the written instructions of an Authorized Person of Escrow Issuer (which may be in the form of an email). Escrow Issuer and Escrow Agent hereby agree that the Eligible Escrow Investments and any investment property, financial asset, security or instrument credited to the Escrow Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the New York UCC. Notwithstanding any other provision in this Agreement, Escrow Agent agrees to comply with (x) any “entitlement order” (as defined in Section 8-102(a)(8) of the New York UCC) originated by Trustee with respect to any financial asset or securities entitlement credited to or carried in the Escrow Securities Account or (y) any instructions originated by Trustee directing disposition of the funds in the Escrow Deposit Account, in each case without further consent by Escrow Issuer or any other person. Escrow Agent represents and warrants that it has not entered into, and agrees that it will not enter into, any control agreement with any other third party, other than this Agreement and the Indenture and documents related thereto, relating to the Escrow Account, the Escrow Proceeds or any other Collateral. Solely as between Trustee and Escrow Issuer, Trustee hereby agrees with Escrow Issuer that Trustee shall not give any entitlement orders or instructions, as applicable, unless it has received confirmation that the conditions in the Indenture requiring that Escrow Issuer effect a Special Mandatory Redemption of the Notes shall have occurred or as otherwise permitted pursuant to Section 5 hereof. Escrow Agent shall have no obligation to confirm compliance with the foregoing sentence in complying with the instructions and entitlement orders of Trustee.

(b) During the term of this Agreement, Escrow Agent shall provide Escrow Issuer and Trustee with written monthly statements containing the beginning balance of the Escrow Proceeds, as well as all principal and income transactions for the statement period. Escrow Agent is authorized and directed to liquidate any and all Eligible Escrow Investments in whole or in part making up the Escrow Proceeds as Escrow Agent deems necessary to make any and all payments or distributions required under this Agreement. All investment earnings will become part of the Escrow Proceeds and investment losses will be charged against the Escrow Proceeds. With respect to any Escrow Proceeds received by Escrow Agent after 12:00 p.m. (New York City time), Escrow Agent will not be required to invest such Escrow Proceeds or to effect any investment instruction until the next business day. In the event that any or all of the Escrow Proceeds are of the type that cannot be invested, or Escrow Issuer expressly requests in writing that the Escrow Proceeds not be invested, Escrow Agent shall hold and maintain the Escrow Proceeds in the Escrow Account.

5. DISTRIBUTION OF ESCROW PROCEEDS. Escrow Agent is directed to distribute the Escrow Proceeds in the following manner:

(a) If at any time on or prior to the Initial Outside Date or (to the extent the End Date has been extended as described in Section 3(b)) the latest Extended Outside Date, Escrow Agent receives (i) an officer’s certificate from Escrow Issuer substantially in the form of Exhibit A, and dated the date of delivery thereof, executed by an Authorized Person and certifying to Escrow Agent as to the matters set forth therein (an “Officer’s Certificate”) (the date of delivery of such Officer’s Certificate to Escrow Agent, the “Escrow Release Date”) and (ii) a written notice substantially in the form of Exhibit B, executed by an Authorized Person of Escrow Issuer (a “Release Notice”), Escrow Agent shall, not later than the time set forth in such Release Notice, liquidate, release and deliver the Escrow Proceeds (by wire transfer of immediately available funds) as directed and in the manner set forth in the Release Notice from Escrow Issuer.

(b) If (A) Escrow Agent shall not have received pursuant to subsection (a) of this Section 5 an Officer’s Certificate from Escrow Issuer substantially in the form of Exhibit A hereto on or prior to January 9, 2019 and a related Release Notice, (B) Escrow Issuer shall have notified Trustee and Escrow Agent in writing pursuant to a Release Notice that the HCOM Acquisition will not be consummated or otherwise has announced in writing to Escrow Agent that the HCOM Merger Agreement has been terminated or (C) Escrow Issuer shall have failed, after receiving written notice from Escrow Agent of Escrow Issuer’s failure to timely deposit (or cause to be timely deposited) any amounts required by Section 3(b), to deposit (or cause to be deposited) such amount within five

(5) business days after receipt of such notice (each of the events described in the foregoing clauses (A), (B) and (C) of this subsection, a “Special Mandatory Redemption Event” and the date on which any such event occurs, the “Escrow Termination Notice Date”), then Escrow Agent shall release the Escrow Proceeds (including investment earnings thereon and proceeds thereof) to Trustee not later than 10:00 a.m. (New York City time) on the first business day following the Escrow Termination Notice Date (the date of such release, the “Special Mandatory Redemption Date”). On the Special Mandatory Redemption Date or as otherwise required by the applicable procedures of The Depository Trust Company, Escrow Issuer shall redeem, and Trustee agrees to apply, or cause a paying agent to apply, in accordance with the applicable provisions of the Indenture, such funds to redeem, all of the Notes (the “Special Mandatory Redemption”) at a redemption price (the “Special Mandatory Redemption Amount”) equal to 100% of the initial issue price of the Notes, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date, in accordance with the provisions of the Indenture and the Notes, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Special Mandatory Redemption Date. None of Escrow Agent, Trustee or any paying agent shall be responsible for calculating amounts to be disbursed hereunder, and each shall be entitled to rely on written instructions from Escrow Issuer delivered in accordance with this Agreement, which instructions shall include wire instructions, if not provided for herein or in certificates delivered pursuant to this Agreement. On the Special Mandatory Redemption Date, Trustee will pay to Escrow Issuer any Escrow Proceeds (including investment earnings thereon and proceeds thereof) in excess of the amount necessary to effect the Special Mandatory Redemption of the Notes on the Special Mandatory Redemption Date.

(c) In the event that Escrow Agent has not distributed the Escrow Proceeds in accordance with the terms of subsection (a) of this Section 5, on each date upon which interest on the Notes is payable under the Indenture (each such date, an “Interest Payment Date”), Escrow Agent will, upon receipt of written instruction from Trustee, which instruction must be received no later than 12:00 p.m. (New York City time), liquidate, release and deliver (by wire transfer of immediately available funds or via internal transfer) Escrow Proceeds to the Paying Agent (as defined in the Indenture) in an amount equal to the amount set forth in such instruction, which shall be the aggregate interest due and payable to the Holders of the Notes under the Indenture as of such Interest Payment Date. For the avoidance of doubt, disbursement of such funds by Escrow Agent on each respective Interest Payment Date will constitute satisfaction, to the extent of such funds, of Escrow Issuer’s obligations to pay interest to the Holders of the Notes on or as of such Interest Payment Date under this Agreement and the Indenture. If any instruction is received by Escrow Agent after 12:00 p.m. (New York City time), Escrow Agent will use reasonable best efforts to remit payment on the same day, but will do so no later than the business day immediately following the relevant Interest Payment Date.

6. LIABILITY OF ESCROW AGENT. Escrow Agent is not liable for any action taken or omitted by Escrow Agent in good faith, including any loss to the Escrow Proceeds resulting from the investment described in Exhibit D hereto or any loss resulting from the liquidation of any investment prior to such investment’s maturity date for the purpose of making required disbursements under, and in accordance with the terms and conditions of, this Agreement, except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct caused any loss to Escrow Issuer. Escrow Agent is entitled to rely upon any notice, instruction, request, or other instrument delivered by Escrow Issuer, not only as to its due execution, validity, and effectiveness, but also as to the truth and accuracy of any information contained in such notice, instruction, request, or other instrument, that Escrow Agent reasonably believes to be genuine and to have been signed or presented by the person purporting to sign such notice, instruction, request, or other instrument. Escrow Agent has no implied duties or obligations, except the implied contractual duty of good faith and fair dealing, and is not to be charged with knowledge or notice of any fact or circumstance not specifically set forth in this Agreement or otherwise directed to Escrow Agent by one or more of the other Parties. In no event will Escrow Agent be liable for punitive damages, even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent is not obligated to take any legal action or commence any proceeding in connection with the Escrow Proceeds, the Escrow Account, this Agreement, or the Purchase Agreement, or to appear in, prosecute, or defend any such legal action or proceeding.

If any portion of the Escrow Proceeds are at any time attached, garnished, or levied upon under any court order, or in case the payment, assignment, transfer, conveyance, or delivery of any portion of the Escrow Proceeds are stayed or enjoined by any court order, or in case any order, writ, judgment, or decree is made or entered by any court affecting any portion of the Escrow Proceeds, then, and in any such event, Escrow Agent is authorized, in Escrow Agent’s reasonable discretion and after consultation with the other Parties, to rely upon and comply with any such order, writ, judgment, or decree that Escrow Agent is advised by legal counsel selected by Escrow Agent is binding upon Escrow Agent without the need for appeal or other action. If Escrow Agent complies with any such order, writ, judgment, or decree, Escrow Agent will not be liable to Escrow Issuer or to any other person or entity by reason of such compliance, even if such order, writ, judgment, or decree is subsequently reversed, modified, annulled, set aside, or vacated.

7. RIGHTS AND DUTIES OF ESCROW AGENT. This Agreement represents the entire understanding of the Parties, and Escrow Agent is only required to perform the duties expressly described in this Agreement, and no further duties are implied from this Agreement or any other written or oral agreement by and among the Parties made previous or subsequent to this Agreement, unless such written amendment to this Agreement is executed by all Parties and makes specific reference to this Agreement in accordance with Section 19. Escrow Agent’s sole responsibilities are the safekeeping and disbursement of the Escrow Proceeds in accordance with the terms and conditions of this Agreement. Escrow Agent is not required to solicit funds from Escrow Issuer in connection with this Agreement. Escrow Agent is permitted to execute any and all powers under this Agreement directly or through Escrow Agent’s agents and/or attorneys, and is allowed to seek counsel regarding the construction or performance of this Agreement, or relating to any dispute between any of the Parties, from any attorney selected in the reasonable discretion of Escrow Agent. Escrow Agent will have no liability and Escrow Issuer shall fully indemnify Escrow Agent from any liability whatsoever in acting in accordance with the opinion or instruction of such attorney. Escrow Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such attorney. Notwithstanding the foregoing, if Escrow Agent becomes uncertain as to Escrow Agent’s duties under this Agreement, then Escrow Agent is permitted to (a) immediately suspend the performance of any obligations (including any disbursement obligations) under this Agreement until such uncertainty is resolved to the reasonable satisfaction of Escrow Agent or until such duties are expressly defined in a writing by Escrow Issuer, and is only required to protect and keep the Escrow Proceeds in their current investment until such time as such a writing is executed or a court of competent jurisdiction renders an order directing further action, or (b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Proceeds, after payment to Escrow Agent of all amounts (including court costs and reasonable attorneys’ fees) due and owing to Escrow Agent pursuant to Section 13 of this Agreement. Escrow Agent will have no liability to Escrow Issuer, its shareholders or members, as applicable, or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that arises, or is alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Proceeds or any delay in or with respect to any other action required or requested of Escrow Agent, if such action is taken in accordance with the immediately preceding sentence, unless such liability is finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of Escrow Agent. Upon release and disbursement of the Escrow Proceeds in accordance with Section 5, Escrow Agent will be fully released from any and all further obligations with respect to this Agreement, except for the provision of written notice to each of the other Parties, setting forth in such notice the date of release of the Escrow Proceeds, the Party to whom the Escrow Proceeds were disbursed, and the amount disbursed, such notification to be in the form of Escrow Agent’s final monthly statement.

8. TERM OF ESCROW AGREEMENT. Subject to the last sentence of Section 5(c), this Agreement automatically terminates on the date of final disbursement of the Escrow Proceeds (the “Termination”) from the Escrow Account established hereunder, except that all claims by one Party against any of the other Parties in connection with this Agreement will survive the Termination.

9. RESIGNATION AND SUCCESSION OF ESCROW AGENT. Escrow Agent is permitted to resign and be discharged of all duties and obligations under this Agreement by providing thirty (30) days written notice of such resignation to Escrow Issuer. Within such thirty (30) days, Escrow Issuer shall appoint a successor escrow agent. Such resignation shall be effective upon the appointment of and acceptance by a successor escrow agent, and Escrow Agent’s sole responsibility thereafter shall be to promptly deliver the Escrow Proceeds and all materials and instruments in Escrow Agent’s possession that relate to the Escrow Proceeds to such successor escrow agent, and the duties of the resigning Escrow Agent will terminate in all respects, and the resigning Escrow Agent will be released and discharged from all further obligations set forth in this Agreement or otherwise created by this Agreement. Escrow Agent is entitled to withhold an amount equal to any undisputed amount due and owing to Escrow Agent pursuant to Section 13 of this Agreement.

10. TERMINATION OF ESCROW AGENT. Escrow Issuer is entitled to discharge Escrow Agent from Escrow Agent’s duties under this Agreement by providing Escrow Agent with a writing no fewer than thirty (30) days prior to the effective date of such discharge and upon the payment of all amounts due and owing to Escrow Agent pursuant to Section 13 of this Agreement. In such event, Escrow Agent is entitled to rely upon the instructions from Escrow Issuer set forth in such writing as to the disposition and delivery of the Escrow Proceeds. Within such period of no fewer than thirty (30) days, Escrow Issuer shall appoint a successor escrow agent. Such termination shall be effective upon the appointment of and acceptance by a successor escrow agent, and Escrow Agent’s sole responsibility thereafter shall be to deliver the Escrow Proceeds and all materials and instruments in Escrow Agent’s possession that relate to the Escrow Proceeds to a successor escrow agent upon written notification by Escrow Issuer of the appointment of a successor escrow agent or in accordance with a court order.

11. TAXES. For purposes of federal income taxes and other taxes based on income, Escrow Issuer will be treated as the owner of the Escrow Proceeds until the distribution of the Escrow Proceeds (or such portion thereof). Escrow Issuer represents that its Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service or any other taxing authority listed on Exhibit C is true and correct, and that it will notify Escrow Agent in writing immediately upon any change to such Party’s TIN. Upon execution of this Agreement, Escrow Issuer shall provide Escrow Agent with a fully executed W-8 or W-9, as applicable. Escrow Agent shall allocate and/or pay all interest or other income earned under this Agreement as directed in a writing by Escrow Issuer and reported as required. Escrow Agent is entitled to withhold those taxes that Escrow Agent reasonably determines are required to be withheld by any applicable law or regulation in effect at the time of the disbursement of the Escrow Proceeds. In the absence of timely direction, Escrow Agent shall retain all proceeds of the Escrow Proceeds as Escrow Proceeds and Escrow Agent shall reinvest such proceeds from time to time as provided in Section 4. Escrow Issuer grants to Escrow Agent a right of set-off against the Escrow Proceeds that Escrow Agent is entitled to exercise by providing Escrow Issuer with written notice no fewer than ten (10) days prior to such exercise in order to pay any and all taxes, whether federal, state, or local, incurred by the investment of the Escrow Proceeds. Escrow Issuer shall indemnify and hold harmless Escrow Agent from and against any and all liabilities for taxes and/or any penalties with respect to interest or other income earned under this Agreement with respect to the Escrow Proceeds.

12. FEES. Escrow Agent hereby waives any right to compensation for the services rendered by Escrow Agent under this Agreement and any right to reimbursement for any costs and expenses incurred by Escrow Agent in connection with the preparation, execution, performance, delivery, modification, or termination of this Agreement. The waiver provided in this Section 12 shall not in any way impact the Parties’ rights and obligations under Section 13.

13. INDEMNIFICATION OF ESCROW AGENT. From and at all times after the Effective Date, Escrow Issuer shall, to the fullest extent permitted by law, defend, indemnify, and hold harmless Escrow Agent and each director, officer, employee, agent, and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) from and against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, costs, and expenses) incurred by or asserted against any of the Indemnified Parties from and after the Effective Date, whether direct, indirect, or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action, or proceeding (including any inquiry or investigation) by any person, including Escrow Issuer, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Indemnified Party under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance of this Agreement or any transactions contemplated by this Agreement, whether or not any such Indemnified Party is a party to any such action, proceeding, or suit or the target of any such inquiry or investigation, except that no Indemnified Party has the right to be indemnified under this Agreement for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of Escrow Agent or any other Indemnified Party. Escrow Agent, in Escrow Agent’s reasonable discretion, has the right to select and employ one (1) counsel for all such Indemnified Parties with respect to any such action or claim brought or asserted against such Indemnified Parties, and Escrow Issuer shall pay upon demand the reasonable fees of such counsel. The obligations of Escrow Issuer under this Section 13 will survive the Termination and the resignation or removal of Escrow Agent. Notwithstanding the foregoing, Escrow Issuer and Trustee further grant Escrow Agent a right of set-off against the Escrow Proceeds for the payment of any claim for indemnification, expenses (including reasonable attorneys’ fees, costs, and expenses), or compensation due and owing pursuant to this Section 13, which Escrow Agent is entitled to exercise by providing Escrow Issuer and Trustee with written notice no fewer than ten (10) days prior to effecting such set-off.

14. REPRESENTATIONS AND WARRANTIES. Escrow Issuer hereby makes the following representations and warranties to Escrow Agent:

(a) Escrow Issuer is duly organized, validly existing, and in good standing under the laws of the state of Ohio and has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) This Agreement has been duly approved by all necessary action by Escrow Issuer, including any necessary shareholder or member approval, as applicable, has been executed by Escrow Issuer’s duly authorized officers, as applicable, and this Agreement constitutes Escrow Issuer’s valid and binding agreement enforceable in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.

(c) The execution, delivery, and performance of this Agreement will not violate, conflict with, or cause a default under Escrow Issuer’s articles of incorporation, regulations, or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which Escrow Issuer is a party or any of its property is subject, or any material agreement, contract, indenture, or other binding arrangement to which it is a party or any of its property is subject.

(d) The Authorized Persons have been duly appointed to act as Escrow Issuer’s representatives under this Agreement and have full power and authority to execute and deliver any written directions, to amend, modify, or waive any provision of this Agreement, and to take any and all other actions on behalf of Escrow Issuer under this Agreement, all without further consent or direction from, or notice to, Escrow Issuer.

15. USA PATRIOT ACT. Escrow Issuer represents to Escrow Agent that it is not (and will not be) a person or entity with whom Escrow Agent is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons and entities named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons or entities. In addition, Escrow Issuer hereby agrees to provide Escrow Agent with any additional information that Escrow Agent deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities. The following notification is provided to Escrow Issuer pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (the “Patriot Act”): IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT: To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for depositors: When a depositor opens an account, if such depositor is an individual, Escrow Agent will ask for such depositor’s name, taxpayer identification number, residential address, date of birth, and other information that will allow the lender to identify such depositor, and, if such depositor is not an individual, Escrow Agent will ask for such depositor’s name, taxpayer identification number, business address, and other information that will allow the lender to identify such depositor. Escrow Agent may also ask, if such depositor is an individual, to see depositor’s driver’s license or other identifying documents, and, if such depositor is not an individual, to see such depositor’s legal organizational documents or other identifying documents. In the event Escrow Issuer violates any of the provisions of the Patriot Act and the regulations thereunder, such event will constitute a default under this Agreement and Escrow Agent will be entitled to exercise all of Escrow Agent’s rights and remedies at law or in equity, including terminating this Agreement.

16. ILLEGAL ACTIVITIES. Escrow Agent has the right in Escrow Agent’s sole discretion to not accept appointment as escrow agent and reject any funds and collateral from Escrow Issuer in the event that Escrow Agent has reasonable belief to believe that such funds or collateral violate applicable banking practices or applicable laws or regulations, including the Patriot Act. In the event of suspicious or illegal activity and pursuant to all applicable laws, regulations, and practices, each of the other Parties shall reasonably assist Escrow Agent and reasonably comply with any reviews, investigations, and examinations directed against the Escrow Proceeds.

17. NOTICES. All communications, notices, and instructions required under this Agreement must be in writing (which may be in the form of an email) and will be deemed to have been duly given if delivered, or if rejected by recipient upon attempted delivery, by (a) hand or first class, registered or certified mail, return receipt requested, postage prepaid, (b) facsimile or electronic transmission if followed by affirmative confirmation of receipt (such facsimile or electronic transmission to be effective on the date such affirmative confirmation of receipt is received), or (c) overnight courier (such notice to be effective the following business day if instructions to deliver such communication, notice, or instruction on the next business day are given) and addressed as follows (or to such other address as a Party designates by notice to the other Parties in accordance with this Section 17):

If to Escrow Agent:
Regions Bank
1900 5th Avenue North
26th Floor
Birmingham, AL 35203
Telephone: (205) 264-7760
E-mail: Anna.Cobb@Regions.com

If to Escrow Issuer:
CB Escrow Corp.
c/o Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, OH 45202
Attn: Christopher Wilson, General Counsel
Facsimile: (513) 721-7358
E-mail: christopher.wilson@cinbell.com

With a copy to (which does not constitute notice to Escrow Issuer):
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attn: William V. Fogg, Esq.
Telephone: (212) 474-1131
E-mail: wfogg@cravath.com

If to Trustee:
Regions Bank
3773 Richmond Avenue, Suite 1100
Houston, TX 77046
Attn: Alejandro Hoyos, VP, CCTS
Telephone: (713) 244-8043
E-mail: Alejandro.Hoyos@Regions.com

With a copy to (which does not constitute notice to Trustee):
Barnes & Thornburg LLP
100 N. Michigan Street, Suite 700
South Bend, IN 46601
Attn: Timothy A. Emerick
Telephone: (574) 237-1144
E-mail: timothy.emerick@btlaw.com

In the event Escrow Agent receives such written communication, notice, or instruction and determines pursuant to Escrow Agent’s reasonable discretion that verification of such instructions is required, then Escrow Agent is entitled to seek confirmation of such instructions by way of telephone contact to the applicable Authorized Person. Verification of such written communication, notice, or instruction by such person called at the telephone number set forth opposite the name of such Authorized Person on Exhibit C will serve to verify such written communication, notice, or instruction.

18. ASSIGNMENT. This Agreement is not assignable absent written consent of the Parties. Any assignment absent written consent will be deemed void ab initio, except that the assignment of this Agreement in connection with the merger or consolidation of a Party, or the acquisition of all or substantially all the assets of a Party, will not require written consent of the other Parties, but will require prompt written notice to the other Parties. Notwithstanding the foregoing, all covenants contained in this Agreement by or on behalf of the Parties bind and inure to the benefit of the Parties and their respective heirs, administrators, legal representatives, successors, and assigns.

19. MODIFICATION OF AGREEMENT. This Agreement, including the Exhibits, constitutes the complete and entire understanding of the Parties, and supersedes any and all prior agreements between or among the Parties with respect to the subject matter hereof. The provisions of this Agreement cannot be waived, modified, amended, altered, or supplemented, in whole or in part, except by a writing signed by all the Parties that makes specific reference to this Agreement.

20. CHOICE OF LAW; WAIVER OF JURY TRIAL; JURISDICTION. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT ARISES UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY HAS TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IT IS THE INTENTION OF THE PARTIES THAT THE SITUS OF THE ESCROW ACCOUNT BE ADMINISTERED IN NEW YORK.

Each Party irrevocably submits to the jurisdiction of (a) the state courts located in the Borough of Manhattan, the City and County of New York and (b) the United States District Courts located in the Borough of Manhattan, the City and County of New York for the purposes of any action arising out of this Agreement or any transaction contemplated by this Agreement. Each Party agrees to commence any such action either in a United States District Court located in the Borough of Manhattan, the City and County of New York or, if such action may not be brought in such court for jurisdictional reasons, in a state court located in the Borough of Manhattan, the City and County of New York. Each Party further agrees that service of any process, summons, notice, or document by United States registered mail to such Party’s respective address set forth in Section 17 is effective service of process for any action in the State of New York with respect to any matters to which such Party has submitted to jurisdiction in this Section 20. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated by this Agreement in (i) a state court located in the Borough of Manhattan, the City and County of New York or (ii) a United States District Court located in the Borough of Manhattan, the City and County of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.

21. FORCE MAJEURE. No Party will be liable to any other Party for losses arising out of, or the inability to perform such Party’s obligations under the terms of this Agreement, due to acts of God, including fire, floods, strikes, mechanical failure, war, riot, nuclear accident, earthquake, terrorist attack, computer piracy, cyber-terrorism, fire, epidemics, delays of common carriers, or other acts beyond the control of the Parties; it being understood that Escrow Agent shall use commercially reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

22. USE OF REGIONS BANK NAME. Escrow Issuer shall not, without the prior written consent of Escrow Agent, publish or print or cause to be published or printed any printed or other material in any language, including prospectuses, notices, reports, internet web sites, and promotional material, that mentions “Regions Bank” by name or logo or the rights, powers, or duties of Escrow Agent under this Agreement, other than in this Agreement, the Purchase Agreement, and the other documents and instruments contemplated by either this Agreement or the Purchase Agreement.

23. EXECUTION. The Parties are permitted to execute this Agreement in several counterparts, all of such counterparts, taken together, constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission constitutes effective execution and delivery of this Agreement as to the Parties. Signatures of the Parties transmitted by facsimile or other electronic transmission are to be deemed to be the Parties’ original signatures for all purposes.

24. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction is to be, as to that situation in that jurisdiction, ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in that situation and that jurisdiction or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other situation or in any other jurisdiction.

25. ESCHEAT. The Parties are aware that under applicable state law, property that is presumed abandoned could, under certain circumstances, escheat to the applicable state. Escrow Agent will have no liability to the other Parties, their respective heirs, legal representatives, successors, and assigns should any or all of the Escrow Proceeds and any proceeds from the Escrow Proceeds escheat by operation of law.

26. RULES OF CONSTRUCTION. Except as otherwise explicitly specified in this Agreement to the contrary, (a) references to Section or Exhibit means a Section of, or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” is to be construed as “including, without limitation,” (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, (d) words in the singular or plural form include the plural and singular form, respectively, (e) pronouns are to be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or entity requires, (f) the words “asset” and “property” are to be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, and real and personal property, (g) references to a particular person or entity include such person’s or entity’s successors and permitted assigns, (h) references to a particular statute, rule, or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules, or regulations, in each case as amended or otherwise modified from time to time, (i) references to a particular agreement, document, instrument, or certificate mean such agreement, document, instrument, or certificate as amended, supplemented, or otherwise modified from time to time if permitted by the provisions thereof, (j) references to “Dollars” or “$” are references to United States Dollars, (k) an accounting term not otherwise defined in this Agreement has the meaning ascribed to such term in accordance with United States generally accepted accounting principles, (l) references to “written” or “in writing” include electronic form, (m) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “business days”) is to be interpreted as a reference to a calendar day or number of calendar days, and (n) any reference in this Agreement to a “business day” means any day other than Saturday, Sunday, or a day on which banking institutions in New York City or at a place of payment are authorized or required by law, regulation or executive order to remain closed. The headings of Sections and Exhibits are provided for convenience only and are not to affect the construction or interpretation of this Agreement. The Exhibits are incorporated into this Agreement to the same extent as though fully set forth in this Agreement. If any period for giving notice or taking action under this Agreement expires on a day that is not a business day, the time period is to be automatically extended to the business day immediately following such day. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the Parties and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The recitals to this Agreement are hereby incorporated into and made a part of this Agreement by reference to such recitals.

[Signature Page Follows]

Each of the Parties, intending to be legally bound, has either duly executed and delivered this Agreement or caused an authorized representative of such Party to duly execute and deliver this Agreement on behalf of such Party as of the Effective Date.

REGIONS BANK, as Escrow Agent

By:	/s/ Anna S. Cobb
Name:	Anna S. Cobb
Title:	Corporate Trust Officer

REGIONS BANK, as Trustee

By:	/s/ Alejandro Hoyos
Name:	Alejandro Hoyos
Title:	Vice President

CB ESCROW CORP., as Escrow Issuer

By:	/s/ Christopher C. Elma
Name:	Christopher C. Elma
Title:	Vice President, Treasury & Tax

[Signature Page to Escrow Agreement]

Exhibit A

CB Escrow Corp.

Officer’s Certificate

Dated: [            ]

This certificate is being delivered pursuant to Section 5(a) of the Escrow Agreement, dated as of October 6, 2017 (the “Escrow Agreement”), by and among CB Escrow Corp., an Ohio corporation (the “Escrow Issuer”), Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), and Regions Bank, an Alabama banking corporation, as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement (including those terms defined by reference to the Indenture referred to therein).

The Escrow Issuer hereby certifies to the Escrow Agent that the following conditions have been, or substantially concurrently with the release of the Escrow Proceeds in connection with the consummation of the HCOM Acquisition, will be, satisfied:

(1) (A) all conditions precedent to the consummation of the HCOM Acquisition will have been satisfied or waived in accordance with the terms of the HCOM Merger Agreement (other than those conditions that by their terms are to be satisfied substantially concurrently with the consummation of the HCOM Acquisition, but subject to the satisfaction or waiver of such conditions), (B) the HCOM Acquisition will be consummated on substantially the terms described in the Offering Memorandum substantially concurrently with the release of the Escrow Proceeds, and (C) the Escrow Proceeds will be used to consummate, or used in connection with the financing of, the HCOM Acquisition and the related transactions as described under the caption “Use of Proceeds” in the Offering Memorandum;

(2) no Default or Event of Default (as such terms are defined in the Indenture) has occurred and is continuing under the Indenture; and

(3) (A) Cincinnati Bell Inc. has assumed, or substantially concurrently with the Escrow Release shall assume, all of the obligations of the Escrow Issuer under the Notes and the Indenture and (B) the Guarantors shall have become, or substantially concurrently with the Escrow Release shall become, parties to the Indenture, in each case of clauses (A) and (B) by a supplemental indenture effective upon the Escrow Release Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Escrow Issuer, through the undersigned officer, has signed this officer’s certificate as of the date first written above.

CB ESCROW CORP.

By:
Name:
Title:

[Signature Page to Escrow Agreement Officer’s Certificate]

Exhibit B

CB Escrow Corp.

Release Notice

Dated: [            ]

This certificate is being delivered pursuant to Section 5 of the Escrow Agreement, dated as of October 6, 2017 (the “Escrow Agreement”), by and among CB Escrow Corp., an Ohio corporation (“Escrow Issuer”), Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), and Regions Bank, an Alabama banking corporation, as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement (including those terms defined by reference to the Indenture referred to therein).

Pursuant to the Escrow Agreement, the Escrow Issuer hereby authorizes and instructs the release by the Escrow Agent of the Escrow Proceeds on [insert date] as follows:

[Choose one of the following as applicable:]

[Purpose A - Choose if a release pursuant to Section 5(a)]

1. $[●] to Morgan Stanley & Co. LLC, for itself and on behalf of the other Initial Purchasers, pursuant to the Initial Purchasers’ wire instructions on Schedule I attached hereto or as otherwise directed in writing by Morgan Stanley & Co. LLC, in its capacity as sole representative of the Initial Purchasers in connection with the offering of the Notes; and $[●] to Morgan Stanley & Co. LLC, for itself and on behalf of the other commitment parties, pursuant to the wire instructions on Schedule I attached hereto or as otherwise directed in writing by Morgan Stanley & Co. LLC, in connection with the fees payable on the date hereof with respect to the Senior Credit Facilities (as defined in the Offering Memorandum), as provided for in the Amended and Restated Arranger Fee Letter, dated July 24, 2017, and the Amended and Restated Administrative Agent Fee Letter, dated July 24, 2017, each entered into pursuant to the Amended and Restated Commitment Letter, dated July 24, 2017, by and among Cincinnati Bell Inc. and the Lead Arrangers (as defined therein).

2. $[●] (representing the remaining balance of cash in the Escrow Account after the release in step 1) to the Escrow Issuer pursuant to the Escrow Issuer wire instructions on Schedule I attached hereto.

[Purpose B - Choose if a Special Mandatory Redemption is triggered and Escrow Proceeds are to be distributed pursuant to Section 5(b)]

100% of the Escrow Proceeds to the Trustee pursuant to the wire instructions on Schedule I attached hereto.

The Trustee and the Escrow Agent are hereby notified that [the HCOM Acquisition will not be consummated][the HCOM Merger Agreement has been terminated] and this Release Notice shall constitute, upon delivery, a Special Mandatory Redemption Event pursuant to Section 5(b)(B) of the Escrow Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Escrow Issuer, through the undersigned officer, has signed this release notice as of the date first written above.

CB ESCROW CORP.

By:
Name:
Title:

[Signature Page to Escrow Agreement Release Notice]

Schedule I to Exhibit B

Transfer Instructions

[Choose one of the following as applicable:]

[Purpose A - Choose if a release pursuant to Section 5(a)]

Morgan Stanley & Co. LLC’s Wire Transfer Instructions:

Morgan Stanley & Co. LLC

[●]

ABA [●]

Account Name – [●]

Account # [●]

Attn: [●]

Ref: [●]

Escrow Issuer’s Wire Transfer Instructions:

CB Escrow Corp.

[●]

[●]

ABA: [●]

Account #: [●]

Ref: [●]

[Purpose B - Choose if a Special Mandatory Redemption is triggered and Escrow Proceeds are to be distributed pursuant to Section 5(b)]

Trustee’s Wire Transfer Instructions:

Regions Bank

[●]

[●]

ABA: [●]

Account #: [●]

Ref: [●]

Exhibit C

Identifying Information

1.	Taxpayer Identification Number:

2.	Representative: The following individual(s) is hereby designated as an authorized representative of Escrow Issuer under this Agreement.

	Name:	Specimen Signature:

	Name:	Specimen Signature:

3.	Call-back designee(s) and phone number:

	Name:	Phone Number:

	Name:	Phone Number:

Exhibit D

Eligible Escrow Investments

(1)	U.S. dollars and foreign currency received in the ordinary course of business or exchanged into U.S. dollars within 180 days;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing not more than one year from the date of acquisition;

(3)	Canadian Dollars, Yen, Pounds Sterling or Euros;

(4)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, U.S. dollar denominated deposit accounts with domestic national or commercial banks and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States of America or any state, commonwealth or territory thereof having capital and surplus in excess of $250.0 million;

(5)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper issued by a corporation (other than an Affiliate of Escrow Issuer) rated at least “A-2” or higher from S&P or at least “P-2” or higher from Moody’s and in each case maturing within one year after the date of acquisition;

(7)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition; and

(8)	money market funds, the assets of which primarily constitute Eligible Escrow Investments of the kinds described in clauses (1) through (7) above.

Definitions for capitalized terms used but not defined in this Exhibit D:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” will have correlative meanings.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its ratings business.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“S&P” means Standard & Poor’s Investors Ratings Services or any successor to its ratings agency business.